EX - 99.3 - Letter to Shareholders from Chairman and President/CEO dated November 9,2001

[Eurotech, Ltd. Logo Here]
                                                                  EUROTECH, LTD.
--------------------------------------------------------------------------------

                                November 9, 2001

Dear Eurotech Shareholders,

         In the wake of the tragic events of September 11th in New York City and Washington, D.C., we questioned the prudence of holding our Annual Shareholders' Meeting as scheduled for November 30, 2001. We had planned to hold this meeting in New York City at the American Stock Exchange (AMEX). We intended to use the AMEX's Board Room for the meeting, as well as to jointly host special events with the AMEX to include tours of the exchange. Because of increased security requirements caused by terrorist threats, the AMEX is currently unable to permit listed companies to hold annual shareholder meetings on its premises. Accordingly, we planned to hold the meeting at an alternate location in the Washington, D.C. metro area. The subsequent and ongoing threats of bioterrorism and other terrorist attacks in New York and Washington, D.C. have necessitated prudent changes to those plans. We then carefully considered alternate locations and dates this year. Because of real security concerns, as well as significant extra administrative and logistical expenses, we decided against holding a meeting this year. We asked the AMEX for an extension of our Annual Shareholders' Meeting until early 2002. On October 31, 2001, the AMEX granted our request to extend the annual shareholders' meeting to a date not later than March 31, 2002.

         We have, therefore, selected March 29, 2002 as the date for our Annual Shareholders' Meeting and a record date of February 8, 2002. The meeting will be held in the Washington, D.C. metro area; the exact location will be announced later.

         We thank you for your understanding in this matter. We sincerely believe holding the shareholders' meeting next March is in the best interests and well-being of Eurotech's shareholders. We thank you for your continued interest in and support of Eurotech, and we hope to see you at the shareholders' meeting in March 2002.

Sincerely,

By: /s/ Don V. Hahnfeldt                             By: /s/ Chad A. Verdi
   ---------------------                                ------------------

Don V. Hahnfeldt                                     Chad A. Verdi
President and CEO                                    Chairman of the Board


         Eurotech, Ltd. 10306 Eaton Place, Suite 220, Fairfax, VA 22030
                 Voice: (703) 352-4399 Facsimile: (703) 352-5994